Exhibit 23(i)

THOMPSON BRUSSELS CINCINNATI CLEVELAND COLUMBUS DAYTON NEW YORK WASHINGTON, D.C.
  HINE

                                                                January 28, 2005

WY Funds
3434 Colwell Avenue, Suite 100
Tampa, FL  33614

      Re: WY Funds, File Nos. 333-120624 and 811-21675

Gentleman:

      This letter is in response to your request for our opinion in connection with the filing of Pre-Effective Amendment No. 1 to the Registration Statement, File Nos. 333-120624 and 811-21675 (the "Registration Statement"), of the WY Funds (the "Trust").

      We have examined a copy of the Trust's Agreement and Declaration of Trust, the Trust's By-laws, the Trust's record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Trust and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

      Based upon the foregoing, we are of the opinion that, after Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of The Core Fund, a series of the Trust, if issued in accordance with the then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable.

      We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Trust, and may not be relied upon by any other person or organization without our prior written approval.

                                       Very truly yours,


                                       /s/ Thompson Hine LLP

                                       THOMPSON HINE LLP

MVW/DSM